Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-3 of Boxlight Corporation (the “Company”) of our report dated May 12, 2020, with respect to the consolidated financial statements of Boxlight Corporation and its subsidiaries as of December 31, 2019 and 2018, and for each of the years then ended, which report appears in the Company’s Annual Report on Form 10-K, and to the reference to our firm under the caption “Experts” in this Registration Statement.

Our report dated May 12, 2020 contains explanatory paragraphs which state the following:

The Company has suffered recurring losses since inception, has a working capital deficit, and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has changed its method of accounting for revenue recognition in 2019 with the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

July 17, 2020